Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2014 Results
OLD GREENWICH, Connecticut—August 11, 2014
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended June 30, 2014.
Summary of Financial Results

•	Net income for the quarter was $11.1 million, or $1.21 per share.

•	Core Earnings[1] for the quarter were $6.8 million, or $0.75 per share, as compared to $7.0 million, or $0.77 per share, in the first quarter of 2014.

•
Book value increased 3.7% to $18.71 per share as of June 30, 2014 from $18.05 per share as of March 31, 2014, after giving effect to a second quarter dividend of $0.55 per share; economic return on book value was 6.7% during the second quarter.

•	Net interest margin was 2.33%, as compared to 2.34% for the first quarter of 2014.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 4.0% CPR for the quarter, as compared to 2.2% in the first quarter.

•	Dividend yield of 13.2% based on August 8, 2014 closing stock price of $16.64.

•	Debt-to-equity ratio was approximately 7.5:1 as of June 30, 2014, as compared to 7.8:1 as of March 31, 2014.
Second Quarter 2014 Results
For the quarter ended June 30, 2014, net income was $11.1 million, or $1.21 per share. The results for the quarter were primarily driven by net interest income and net realized and unrealized gains on mortgage-backed securities, partially offset by net realized and unrealized losses on derivatives and expenses.
"We are pleased to report strong earnings for the second quarter," said Laurence Penn, Chief Executive Officer and President. "Our economic return on book value for the quarter was 6.7%, and our core earnings remained strong at $0.75 per share. With $1.51 of earnings per share for the first six months of 2014, we have covered our dividend and then some. This past May marked our one-year anniversary as a public company. From our IPO through this past June 30th, we have generated positive economic return of $1.30 per share, having paid cumulative cash dividends of $2.24 per share while our book value declined by only $0.94 per share. This performance is all the more noteworthy given that our first few months as a public company represented the worst bear market in Agency RMBS since the onset of the financial crisis. During that volatile time, our active and dynamic approach to interest rate hedging minimized the impact of the increase in interest rates, and as a result we were able to avoid the large declines in book value per share suffered by many of our peers. While our approach to interest rate hedging may not enable us to capture the absolute highest return relative to our peers when interest rates fall, it provides us significantly more downside protection when interest rates rise. In that vein, despite the low level of volatility that we have seen over the first six months of 2014, we believe that a resumption of volatility remains a significant risk, and our goal is to be prepared for that eventuality if and when it arises. Meanwhile, our specified pool portfolio is already benefiting from reduced Federal Reserve intervention, and we expect further improvements in our portfolio, together with the emergence of new opportunities, as quantitative easing comes to an end later this year."
As of June 30, 2014, our mortgage-backed securities portfolio consisted of $1.2 billion of fixed rate Agency "specified" pools, $70.5 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $17.4 million of Agency reverse mortgage pools, $14.3 million of Agency interest only securities, or "Agency IOs," and $35.7 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.
Agency RMBS rallied in the second quarter, continuing the first quarter trend. As anticipated, the Federal Reserve continued to "taper" its monthly purchases of Agency RMBS and U.S. Treasury securities. While the Federal Reserve will likely cease its monthly bond purchases by the fall of this year, it has stated that it will continue to reinvest paydown proceeds from its held portfolio into additional Agency RMBS and U.S. Treasury securities. Similar to the first quarter, the additional supply of Agency RMBS that resulted from the taper was readily absorbed during the second quarter by other market participants. As the Federal Reserve continues to reduce its purchases, its market dominance will further wane, which we believe will create additional opportunities for us and other private investors.
During the second quarter, our Agency RMBS purchasing activity continued to be focused primarily on higher coupon specified pools. As in the first quarter, pay-ups (price premiums for specified pools relative to their generic pool "TBA"

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

counterparts) increased during the second quarter, thus continuing the reversal of last year's pay-up declines. Notwithstanding these increases of the past two quarters, pay-ups for many specified pool sectors remain well below their previous highs. Yield spreads on fixed rate reverse mortgage pools, which had tightened about 30 basis points during the first quarter, continued this trend and tightened an additional 10-15 basis points in the second quarter, as issuance of reverse mortgage pools continued to slow. In light of this yield spread tightening, we sold some of our holdings of reverse mortgage pools during the second quarter, thereby monetizing gains.
Prepayment rates increased only marginally in the second quarter, and they remain low by historical standards relative to the current level of mortgage rates. However, based on observations in the beginning of the third quarter, we believe that prepayments may soon begin to increase. As a result, we are still finding it attractive to buy pools with prepayment protection, particularly in those sectors that are more susceptible to increased prepayments. During the second quarter, we slightly reduced our holdings of pools backed by 30-year mortgages in favor of those backed by 15-year mortgages and those backed by adjustable rate mortgages. For the second consecutive quarter, and despite an approximate 25 basis point drop in mortgage rates during April and May, our Agency interest only securities performed well, as prepayments increased but remained relatively low.
While Agency RMBS prices generally increased in the second quarter, over the near term we believe that the combined effects of continued Federal Reserve tapering and a potential rise in mortgage originations may ultimately put pressure on valuations of Agency RMBS. We also think it is unlikely that interest rate volatility will remain as subdued as it was in the first and second quarters. While both of these factors may weigh on the performance of Agency RMBS relative to U.S. Treasury securities, we believe that each of these factors should weigh more heavily on TBAs as compared to specified pools, so they should actually support specified pool pay-ups. As the Federal Reserve continues to taper its Agency RMBS purchases, which are concentrated in purchases of TBAs, specified pools should outperform TBAs. The effects of the taper can already be observed in the TBA roll market: TBA roll prices in early July were noticeably weaker than they were at the beginning of the second quarter. We have also noted that as dealer balance sheets contract in light of regulatory changes and risk appetite decreases, the depth of the Agency RMBS market has weakened somewhat. Essentially, this means that the amount of a particular asset that can be bought or sold without materially impacting its price has declined. At the same time, however, the decline in competition from dealers is helping us to find attractive opportunities to purchase assets.
Over the course of the second quarter and consistent with our strategy, we continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. Since long-term interest rates declined during the quarter, our interest rate hedges generated net losses, thereby partially reducing the impact of increasing asset prices. Notwithstanding the recent trend of declining interest rates and the relatively muted level of volatility, we believe the risk of higher near-term volatility in the Agency RMBS market remains. This reinforces the importance of our ability to hedge our risks using a variety of tools, including TBAs. Active trading of assets and management of hedges has, and continues to be, a key element of our Agency RMBS strategy.
One metric that we use to measure our overall prepayment risk is our net Agency premium as a percentage of our long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.2%, as compared to 2.0% at March 31, 2014. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.0% and 3.7% as of June 30, 2014 and March 31, 2014, respectively.
In the non-Agency RMBS market, credit spreads continued to tighten over the course of the second quarter, as strong investor appetite, propelled in large part by retail bond fund inflows, has fueled demand for higher yielding assets among fixed income products. While non-Agency RMBS credit spreads have tightened, we are still finding attractive buying opportunities, for example in sectors where we believe defaults have finally "burned out," but where market prices have yet to reflect much default burnout. At the same time, we have taken advantage of the spread tightening by opportunistically selling assets that we believe have become overvalued, since we continue to believe that certain non-Agency RMBS sectors may now have limited remaining upside potential. For example, we believe that the recent increases in home prices have led the market to ascribe too much value to certain later vintage sub-prime RMBS securities. In fact, we believe that the combination of longer resolution timelines and adverse selection of the remaining delinquent loans within these securities implies that loss severities may not come down at all. As yields continue to compress in the non-Agency RMBS market, factors such as these make prudent and careful security selection, based on loan level analysis performed on a security by security basis, of paramount importance.
While we believe that fundamental factors, such as home price appreciation and a declining foreclosure inventory, remain relatively positive for non-Agency RMBS, we believe that, on the technical side the non-Agency MBS market remains vulnerable, especially to a resumption of increases in long-term interest rates. The non-Agency MBS market has become dominated by large bond mutual funds, and is therefore now driven indirectly by the large-scale behavior of retail investors. This behavior tends to be much more momentum-driven, as evidenced in mid-2013 when the increase in U.S. Treasury yields was followed by substantial retail bond fund outflows, thereby putting downward pressure on prices as redemptions forced bond mutual fund managers to sell assets. This technical vulnerability has been heightened further by the fact that dealers, faced with regulatory requirements such as Basel III and the Volcker Rule, are no longer willing to hold large inventories of non-Agency MBS, and thus are no longer able to absorb large-scale selling by bond funds into their inventories. In the meantime, however, demand for non-Agency MBS assets remains strong. As of June 30, 2014, our non-Agency RMBS portfolio was $35.7 million, as compared to $32.0 million as of March 31, 2014.
For the quarter ended June 30, 2014, net realized and unrealized gains on our mortgage-backed securities were $25.8 million, or $2.82 per share. Net realized and unrealized losses on our derivatives were $23.9 million, or $2.62 per share, as interest rates declined over the course of the quarter. The benchmark 10-year U.S. Treasury yield ended the second quarter at 2.53%, a 19 basis point decline from its 2.72% level as of March 31, 2014. In addition, the 5-year swap rate declined 10 basis points to end the second quarter at 1.70%. We use a mix of interest rate swaps, short TBA positions, and other instruments, such as swaptions, to hedge against the risk of rising interest rates as well as rising volatility in interest rates.
For the quarter ended June 30, 2014, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.43%, while our weighted average cost of funds including interest rate swaps was 1.10%, resulting in a net interest margin for the quarter of 2.33%. In comparison, for the quarter ended March 31, 2014, the weighted average yield of our Agency and non-Agency RMBS was 3.48%, while the weighted average cost of funds including interest rate swaps was 1.14%, resulting in a net interest margin of 2.34%. Our purchase yields declined somewhat over the course of the second quarter, but so too has our cost of funds. Increasing competition among our repo providers has resulted in a decline in our borrowing rates. Our interest income is also subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). During the second quarter, this "catch-up amortization adjustment" was negligible, while in the first quarter it increased our interest income by $0.3 million, based on slower prepayments on the bonds we held. The amount of this adjustment can vary significantly from quarter to quarter.
After giving effect to a second quarter dividend of $0.55 per share, our book value per share was $18.71 as of June 30, 2014, a 3.7% increase from our book value per share as of March 31, 2014 of $18.05. Our economic return on book value for the second quarter was 6.7%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended June 30, 2014, Core Earnings was $6.8 million, or $0.75 per share, as compared to $7.0 million, or $0.77 per share, for the quarter ended March 31, 2014. The decrease in Core Earnings in the second quarter was attributable to a decline in interest income, primarily related to the smaller catch-up amortization adjustment to GAAP interest income referenced above. Additionally, as Agency RMBS yield spreads have tightened, our net interest margin on new purchases has also declined, thereby also lowering interest income. Meanwhile, the decline in our average cost of funds referenced above partially offset some of the declines in interest income. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Mortgage-backed securities
The following table summarizes our portfolio of mortgage-backed securities as of June 30, 2014 and March 31, 2014:

	June 30, 2014					March 31, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$166,910	$175,583	$105.20	$174,726	$104.68	$144,422	$149,429	$103.47	$150,184	$103.99
20-year fixed rate mortgages	10,158	10,936	107.66	10,762	105.95	10,347	10,908	105.42	10,980	106.12
30-year fixed rate mortgages	957,162	1,020,084	106.57	1,009,739	105.49	1,004,293	1,040,012	103.56	1,052,115	104.76
ARMs	66,864	70,540	105.50	70,586	105.57	46,804	49,840	106.49	49,869	106.55
Reverse mortgages	15,824	17,357	109.69	17,108	108.11	27,081	29,471	108.83	29,299	108.19
Total Agency RMBS	1,216,918	1,294,500	106.38	1,282,921	105.42	1,232,947	1,279,660	103.79	1,292,447	104.83
Non-Agency RMBS	55,395	35,668	64.39	32,088	57.93	54,115	32,045	59.22	30,409	56.19
Total RMBS(2)	1,272,313	1,330,168	104.55	1,315,009	103.36	1,287,062	1,311,705	101.91	1,322,856	102.78
Agency IOs	n/a	14,276	n/a	12,469	n/a	n/a	15,924	n/a	13,232	n/a
Total mortgage-backed securities		$1,344,444		$1,327,478			$1,327,629		$1,336,088

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings based on amortized cost was $1.350 billion and $1.374 billion for the three month periods ended June 30, 2014 and March 31, 2014, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of June 30, 2014 and March 31, 2014:

	June 30, 2014	March 31, 2014
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$385	$—
TBA securities sale contracts	—	898
Fixed payer interest rate swaps	9,730	17,219
Total financial derivatives–assets, at fair value:	10,115	18,117
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	—	(4)
TBA securities sale contracts	(3,347)	(170)
Fixed payer interest rate swaps	(2,536)	(1,123)
Swaptions	(924)	(723)
Total financial derivatives–liabilities, at fair value:	(6,807)	(2,020)
Total	$3,308	$16,097

Interest Rate Swaps
The following tables provide details about our interest rate swaps as of June 30, 2014 and March 31, 2014:

	June 30, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(197)	0.80%	0.23%	2.28
2017	93,750	(874)	1.23	0.23	3.11
2018	61,500	967	0.88	0.22	3.87
2020	52,600	1,380	1.43	0.23	5.88
2023	210,600	5,344	2.13	0.23	8.90
2024	14,200	(409)	2.84	0.23	9.80
2043	54,500	1,428	3.15	0.23	28.93
2044	5,000	(445)	3.69	0.23	29.72
Total	$540,150	$7,194	1.78%	0.23%	8.68

	March 31, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(101)	0.80%	0.24%	2.52
2017	113,750	(403)	1.20	0.23	3.34
2018	81,500	1,685	0.89	0.24	4.12
2020	70,500	2,499	1.44	0.24	6.13
2023	210,600	9,087	2.13	0.24	9.15
2024	22,500	(105)	2.88	0.23	9.98
2043	59,600	3,684	3.17	0.23	29.19
2044	8,000	(250)	3.69	0.23	29.97
Total	$614,450	$16,096	1.76%	0.24%	8.79
Interest Rate Swaptions
The following table provides information about our swaptions as of June 30, 2014 and March 31, 2014:

June 30, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(723)	2.9	$22,000	10.0	3.31%
Straddle	$(201)	3.9	$8,000	10.0	3.08%

March 31, 2014
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(535)	5.9	$22,000	10.0	3.31%
Straddle	$(188)	6.9	$8,000	10.0	3.08%

TBAs
The following table provides information about our TBAs as of June 30, 2014 and March 31, 2014:

	June 30, 2014				March 31, 2014
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$47,040	$46,385	$46,770	$385	$—	$—	$—	$—
Liabilities	—	—	—	—	8,450	8,162	8,158	(4)
Sale contracts:
Assets	—	—	—	—	(275,308)	(289,532)	(288,634)	898
Liabilities	(534,527)	(566,897)	(570,244)	(3,347)	(154,669)	(161,989)	(162,159)	(170)
Total TBA securities, net	$(487,487)	$(520,512)	$(523,474)	$(2,962)	$(421,527)	$(443,359)	$(442,635)	$724

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended June 30, 2014 and March 31, 2014:

	Three Month Period Ended June 30, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(4,102)	$80	$(4,022)	$1,744	$(10,646)	$(8,902)
Swaptions		—	—		(201)	(201)
TBAs		(7,133)	(7,133)		(3,686)	(3,686)
Total	$(4,102)	$(7,053)	$(11,155)	$1,744	$(14,533)	$(12,789)

	Three Month Period Ended March 31, 2014
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(795)	$3,431	$2,636	$(1,583)	$(14,064)	$(15,647)
Swaptions		—	—		(638)	(638)
TBAs		(6,065)	(6,065)		(1,511)	(1,511)
Futures		20	20		—	—
Total	$(795)	$(2,614)	$(3,409)	$(1,583)	$(16,213)	$(17,796)
Interest Rate Sensitivity
The following table summarizes, as of June 30, 2014, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$1,164	$(1,329)
Agency RMBS - Fixed Pools and IOs	22,856	(31,121)
TBAs	(7,896)	11,161
Non-Agency RMBS	516	(493)
Interest Rate Swaps	(19,387)	18,218
Swaptions	354	(32)
Repurchase Agreements	(584)	857
Total	$(2,977)	$(2,739)

(1)
Based on the market environment as of June 30, 2014. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of June 30, 2014 and March 31, 2014:

	June 30, 2014			March 31, 2014
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$397,482	0.33%	15	$355,198	0.36%	11
31-60 days	469,254	0.32	44	369,220	0.35	43
61-90 days	327,111	0.35	74	414,722	0.32	74
91-120 days	29,512	0.38	106	2,940	0.39	108
121-150 days	23,005	0.35	136	47,945	0.39	134
151-180 days	39,229	0.36	169	91,445	0.38	164
Total	$1,285,593	0.33%	50	$1,281,470	0.35%	56

As of June 30, 2014, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with ten counterparties as of June 30, 2014 and were entirely related to Agency RMBS. For the quarters ended June 30, 2014 and March 31, 2014, our weighted average cost of repo was 0.34% and 0.36%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended June 30, 2014, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.11% on an annualized basis. Operating expenses exclude interest expense.
Dividends
On June 17, 2014, our Board of Trustees declared a second quarter dividend of $0.55 per share, or $5.0 million, which was paid on July 25, 2014 to shareholders of record on June 30, 2014.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have not repurchased any shares under the program.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and unrealized gains and losses on mortgage-backed securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe that Core Earnings provides information useful to investors because it is a metric that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended June 30, 2014 and March 31, 2014, our Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended June 30, 2014	Three Month Period Ended March 31, 2014
Net Income	$11,050	$2,761
Less:
Net realized gains (losses) on mortgage-backed securities	382	(3,025)
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(7,053)	(2,614)
Change in net unrealized gains (losses) on mortgage-backed securities	25,424	17,581
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(14,533)	(16,213)
Subtotal	4,220	(4,271)
Core Earnings	$6,830	$7,032
Weighted Average Shares Outstanding	9,139,842	9,139,842
Core Earnings Per Share	$0.75	$0.77

(1)
For the three month period ended June 30, 2014, represents Net realized gains (losses) on financial derivatives of $(11,155) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(4,102). For the three month period ended March 31, 2014, represents Net realized gains (losses) on financial derivatives of $(3,409) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(795).

(2)
For the three month period ended June 30, 2014, represents Net change in unrealized gains (losses) on financial derivatives of $(12,789) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,744. For the three month period ended March 31, 2014, represents Net change in unrealized gains (losses) on financial derivatives of $(17,796) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,583).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust, or "REIT," that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, or "RMBS," for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 12, 2014, to discuss our financial results for the quarter ended June 30, 2014. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 65563005. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, August 12, 2014, at approximately 2:00 p.m. Eastern Time through Tuesday, August 19, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 65563005. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 21, 2014 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2014	March 31, 2014	June 30, 2014
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,575	$11,959	$23,534
Interest expense	(1,070)	(1,155)	(2,225)
Total net interest income	10,505	10,804	21,309
EXPENSES
Management fees	567	592	1,159
Professional fees	137	139	276
Other operating expenses	613	663	1,276
Total expenses	1,317	1,394	2,711
OTHER INCOME (LOSS)
Net realized gains (losses) on mortgage-backed securities	382	(3,025)	(2,643)
Net realized losses on financial derivatives	(11,155)	(3,409)	(14,564)
Change in net unrealized gains (losses) on mortgage-backed securities	25,424	17,581	43,005
Change in net unrealized gains (losses) on financial derivatives	(12,789)	(17,796)	(30,585)
Total other income (loss)	1,862	(6,649)	(4,787)
NET INCOME	$11,050	$2,761	$13,811
NET INCOME PER COMMON SHARE:
Basic	$1.21	$0.30	$1.51
WEIGHTED AVERAGE SHARES OUTSTANDING	9,139,842	9,139,842	9,139,842
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.55	$0.55	$1.10

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2014	March 31, 2014	December 31, 2013(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$49,908	$51,106	$50,112
Mortgage-backed securities, at fair value	1,344,444	1,327,629	1,326,036
Due from brokers	13,338	10,725	18,347
Financial derivatives–assets, at fair value	10,115	18,117	34,963
Receivable for securities sold	100,267	119,887	76,692
Interest receivable	5,769	5,522	4,766
Other assets	468	112	174
Total Assets	$1,524,309	$1,533,098	$1,511,090
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,285,593	$1,281,470	$1,310,347
Payable for securities purchased	46,467	65,812	2,776
Due to brokers	7,320	11,764	22,788
Financial derivatives–liabilities, at fair value	6,807	2,020	1,069
Dividend payable	5,027	5,027	4,570
Accrued expenses	930	874	996
Management fee payable	567	592	600
Interest payable	605	584	764
Total Liabilities	1,353,316	1,368,143	1,343,910
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,139,842 shares issued and outstanding, respectively)	91	91	91
Additional paid-in-capital	181,203	181,188	181,147
Accumulated deficit	(10,301)	(16,324)	(14,058)
Total Shareholders' Equity	170,993	164,955	167,180
Total Liabilities and Shareholders' Equity	$1,524,309	$1,533,098	$1,511,090

(1)	Derived from audited financial statements as of December 31, 2013.